Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS SELECTED

AS “PICK OF THE WEEK”

Salix to be Featured on MSNBC on December 10,

2003

RALEIGH, NC, December 9, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the company has been selected as the featured company on the “Terry Bradshaw’s Pick of the Week” television series. Salix will be featured on the MSNBC network on Wednesday, December 10, 2003 between 7:45 a.m. and 8:15 a.m. ET. The “Pick of the Week” series recognizes up and coming companies in various fields that reflect the grit and determination required to succeed in extraordinary times.

“We are delighted to be selected as the “Pick of the Week” by Terry Bradshaw and his organization, commented Carolyn Logan, President and Chief Executive Officer, Salix Pharmaceuticals, Inc. “Over the course of the past three years the Company has been diligent in its quest to become the leading specialty pharmaceutical company providing products to gastroenterologists and their patients in the United States. Internally, we have been well aware of the dedication and hard work all of our employees have extended toward our goal. It is extremely gratifying to have a third party recognize and value our efforts. Our determination and effort are paying dividends. In a relatively short span of time, we have succeeded in building a thriving business with a solid first marketed product in COLAZAL®, a second product under review at the FDA for marketing approval and a growing pipeline of potential additional products. We look forward to continued success with anticipation and confidence.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.